PLANTRONICS, INC.
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is made and entered into as of July 31, 2016 by and between Joseph B. Burton (“Executive”) and Plantronics, Inc., a Delaware corporation (the “Company”), and will become effective as of October 2, 2016 (the “Effective Date”).
RECITALS
WHEREAS, the Company wishes to continue to retain the services of Executive and Executive wishes to remain employed by the Company on the terms and subject to the conditions set forth in this Agreement.
NOW THEREFORE, in consideration of the foregoing recital and the respective undertakings of the Company and Executive set forth below, the Company and Executive agree as follows:
1.    Duties and Scope of Employment.
(a)    Positions and Duties. As of the Effective Date, Executive will serve as the Company’s President and Chief Executive Officer. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to him by the Company’s Board of Directors (the “Board”) or its authorized delegate. Executive will report to the Board. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” For the avoidance of doubt, the terms and conditions of the offer letter between the Company and Executive dated April 1, 2011 (the “Offer Letter”) and the Change of Control Severance Agreement between the Company and Executive dated September 15, 2011 or any successor agreement thereto (the “Severance Agreement”) will remain in full force and effect prior to the Effective Date and any termination of the Executive’s employment prior to the Effective Date will be governed by the terms and conditions of the Offer Letter and the Severance Agreement and this Agreement will have no force or effect.
(b)    Board Membership. Executive will be appointed to serve as a member of the Board effective as of the Effective Date. Thereafter, at each annual meeting of the Company’s stockholders during the Employment Term at which Executive’s term as a member of the Board has otherwise expired, the Company will nominate Executive to serve as a member of the Board. Executive’s service as a member of the Board will be subject to any required stockholder approval. Upon the termination of Executive’s employment for any reason, unless otherwise requested by the Board, Executive will be deemed to have resigned from the Board (and all other positions held at the Company and its affiliates) voluntarily, without any further required action by Executive, as of the end of Executive’s employment and Executive, at the Board’s request, will execute any documents necessary to reflect his resignation.
(c)    Obligations. During the Employment Term, Executive will perform his duties faithfully and to the best of his ability and will devote his full business efforts and time to the Company. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation or consulting activity without the prior approval of the Board. Notwithstanding the foregoing, Executive will be permitted to: (i) continue serving on the board of directors of the Dominican Hospital of Santa Cruz Foundation and the technical advisory board of Catalina Labs; (ii) engage in religious, charitable or other community activities; or (iii) serve as a trustee to any family trust or managing any of Executive’s personal or family investments and affairs; provided, however, that (1) without the prior approval of the

Board, Executive may not serve on more than two boards of directors of (whether the service is on behalf of non-profit or for-profit entities) at any time and Executive will be required to resign as a member of the board of directors of any such outside non-profit or for-profit entity at the request of the Board if the Board determines in its discretion that such service is materially interfering with the performance of his duties hereunder, and (2) the services and activities set out in clauses (i), (ii), and (iii) do not materially interfere with the Executive’s performance of his duties as provided in this Agreement and such services and activities would not reasonably be expected to materially and adversely affect the business or reputation of the Company. Executive further agrees to comply with all Company policies, including, for the avoidance of any doubt, any insider trading policies and compensation clawback policies currently in existence or that may be adopted by the Company during the Employment Term.
2.    At-Will Employment. The parties agree that Executive’s employment with the Company remains “at-will” employment and may be terminated at any time with or without cause or notice. Executive understands and agrees that neither his job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of his employment with the Company. However, as described in this Agreement, Executive may be entitled to severance benefits depending on the circumstances of Executive’s termination of employment with the Company.
3.    Term of Agreement. This Agreement will have an initial term of three (3) years commencing on the Effective Date (the “Initial Term”). On the third anniversary of the Effective Date, this Agreement will renew automatically for additional one (1) year terms (each an “Additional Term”), unless either party provides the other party with written notice of non-renewal at least sixty (60) days prior to the date of automatic renewal. Notwithstanding the foregoing provisions of this paragraph, (a) if a Change of Control occurs when there are fewer than twenty-four (24) months remaining during the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is twenty-four (24) months following the effective date of the Change of Control, or (b) if an initial occurrence of an act or omission by the Company constituting the grounds for “Good Reason” in accordance with Section 11(i) hereof has occurred (the “Initial Grounds”), and the expiration date of the Company cure period (as such term is used in Section 11(i)) with respect to such Initial Grounds could occur following the expiration of the Initial Term or an Additional Term, the term of this Agreement will extend automatically through the date that is thirty (30) days following the expiration of such cure period, but such extension of the term will only apply with respect to the Initial Grounds. If Executive becomes entitled to benefits under Section 8 during the term of this Agreement, the Agreement will not terminate until all of the obligations of the parties hereto with respect to this Agreement have been satisfied.
4.    Compensation.
(a)    Base Salary. During the Employment Term, the Company will pay Executive an annual salary of $550,000 as compensation for his services, with increases, if any, as may be approved by the Board or the Compensation Committee of the Board (the “Compensation Committee”) (the base salary, as in effect, from time to time, shall hereinafter be referred to as the “Base Salary”). The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholding. Executive’s Base Salary will be subject to review at least annually and shall be subject to increases, if any, as may be approved from time to time by the Board or the Compensation Committee.
(b)    Target Bonus. Executive will have an annual target bonus of 100% of Executive’s Base Salary (the “Target Bonus”), which will be based upon the achievement of performance objectives to be determined by the Board or the Compensation Committee, in its sole discretion. For purposes of clarification, Executive’s annual bonus for the Company’s fiscal year 2017 will be calculated using the Base

Salary and Target Bonus set forth herein. The annual bonus to be paid to Executive, if any, will be payable consistent with the Company’s past practices and policies, but will be payable no later than the fifteenth (15th) day of the third (3rd) month following the end of the Company’s fiscal year to which the bonus relates, so long as Executive was employed by the Company on the last day of such fiscal year.
(c)    Equity.
(i)    At the first Compensation Committee meeting following the Effective Date, and subject to Executive’s continued employment through such date, the Company will grant to Executive restricted stock or restricted stock units and a stock option to purchase shares of Common Stock of the Company, which shall have a combined value of approximately $800,000 (the “Additional Equity Grant”) in the same restricted stock/unit and stock option mix as the combination of the awards that have actually been granted to Executive in the 2017 fiscal year and the awards the Compensation Committee has approved but that are to become effective for Executive in the 2017 fiscal year. For avoidance of doubt, the Compensation Committee has also previously approved a stock option award for Executive covering 40,000 shares of the Company to become effective in November 2016 (the “Additional Option Grant”), subject to Executive’s continued employment with the Company through the effective grant date. Subject to the acceleration provisions herein, so long as Executive remains in continuous service with the Company through each applicable vesting date, the restricted stock units subject to the Additional Equity Grant will vest in three (3) equal annual installments and the stock option subject to the Additional Equity Grant will vest as to 1/3 of the shares vesting on the first anniversary of the date of grant and the remaining shares vesting in equal monthly installments thereafter, all in accordance with the Company’s policy relating to equity-based awards. The Additional Equity Grant and the Additional Option Grant will be subject to the terms, definitions and provisions of the Company equity plan under which it is granted and to a restricted stock unit and/or stock option agreements, as applicable, by and between the Company and Executive. Neither the granting of the Additional Equity Grant, the Additional Option Grant nor any other Equity Award shall confer Executive with any right to continued vesting or employment.
(ii)    Executive will be eligible to receive additional equity-based awards (which, if granted to Executive, will constitute Equity Awards) pursuant to any plans or arrangements the Company may have in effect from time to time. The Board or the Compensation Committee will determine in its discretion whether Executive will be granted any such additional equity-based awards and the terms of any such additional equity-based awards in accordance with the terms of any applicable plan or arrangement that may be in effect from time to time.
5.    Employee Benefits. During the Employment Term, Executive will be entitled to participate in executive benefit plans and programs of the Company, if any, on the same terms and conditions as other senior executives of the Company to the extent that Executive’s position, tenure, salary, age, health and other qualifications make Executive eligible to participate in such plans or programs, subject to the rules and regulations applicable thereto. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.
6.    Vacation. The Company has a “no vacation” policy, which provides that no vacation time or other paid time off is accrued.  Rather, the Company expects Executive to determine for himself, consistent with his duties and responsibilities, how much time can reasonably be spent away from the office for purposes such as personal vacation, relaxation, or personal or family needs, all in accordance with the Company’s policy as it may be in effect from time to time, including informing the Board and obtaining any necessary approvals.

7.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
8.    Severance Benefits.
(a)    Termination Outside the Change of Control Period. If, outside the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 9, Executive will receive the following severance benefits:
(i)    Cash Severance. Executive will receive (i) continuing payments of severance pay at a rate equal to Executive’s then-current Base Salary for twelve (12) months from the date of Executive’s termination of employment, which will be paid in accordance with the schedule set forth in Section 9(b) and the Company’s normal payroll practices and be subject to the usual, required withholding, and (ii) a lump sum payment equal to Executive’s annual incentive bonus that Executive has earned but has not yet been paid (disregarding the requirement that the participant must have been employed by the Company as of the date of payment to earn any portion of or all of his annual incentive bonus), payable at the same time as bonuses are paid to other senior executives of the Company, but in no event prior to the date the Release becomes effective and irrevocable.
(ii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of twelve (12) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable monthly payment payable on the last day of a given month (except as provided by the following sentence), in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage), which payments will be made regardless of whether Executive elects COBRA continuation coverage and will end on the earlier of (x) the date upon which Executive obtains other employment or (y) the date the Company has paid an amount equal to twelve (12) payments. Any such taxable monthly payment will be paid in accordance with the schedule set forth in Section 9(b). For the avoidance of doubt, the taxable payments in lieu of COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payments contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.
(b)    Termination without Cause or Resignation for Good Reason within the Change of Control Period. If, in connection with a Change of Control or within the Change of Control Period, the Company or its Affiliates terminate Executive’s employment with the Company or its Affiliates, respectively, other than for Cause, death or Disability, or Executive resigns from such employment for Good Reason, then, subject to Section 9, Executive will receive the following severance benefits from the Company:
(i)    Cash Severance. A lump sum severance payment equal to (A) two hundred percent (200%) of Executive’s Base Salary, with such amount calculated based on Executive’s Base Salary as of the termination date (or if higher, as of immediately prior to the Change of Control), plus (B) two hundred percent (200%) of the higher of (1) Executive’s Target Bonus as in effect for the fiscal year in which the Change of Control occurs or (2) Executive’s Target Bonus as in effect for the fiscal year in which Executive’s termination of employment occurs, plus (C) a lump sum payment equal to that prorata portion or all of Executive’s annual target incentive bonus that Executive has earned but has not yet been paid (disregarding the requirement that the participant must have been employed by the Company as of the date of payment to earn any portion of or all of his annual incentive bonus). Severance payable pursuant to this Section 8(b)(i) will paid in accordance with the schedule set forth in Section 9(b).
(ii)    Continued Employee Benefits. If Executive elects continuation coverage pursuant to COBRA within the time period prescribed pursuant to COBRA for Executive and Executive’s eligible dependents, the Company will reimburse Executive for the premiums necessary to continue group health insurance benefits for Executive and Executive’s eligible dependents until the earlier of (A) a period of eighteen (18) months from the date of Executive’s termination of employment, (B) the date upon which Executive and/or Executive’s eligible dependents becomes covered under similar plans or (C) the date upon which Executive ceases to be eligible for coverage under COBRA (such reimbursements, the “COC COBRA Premiums”). However, if the Company determines in its sole discretion that it cannot pay the COC COBRA Premiums without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company will in lieu thereof provide to Executive a taxable lump sum payment in an amount equal to the monthly COBRA premium that Executive would be required to pay to continue Executive’s group health coverage in effect on the date of Executive’s termination of employment (which amount will be based on the premium for the first month of COBRA coverage) multiplied by eighteen (18), which payment will be made regardless of whether Executive elects COBRA continuation coverage. Any such taxable lump sum payment will be paid in accordance with the schedule set forth in Section 9(b). For the avoidance of doubt, the taxable payment in lieu of COC COBRA Premiums may be used for any purpose, including, but not limited to continuation coverage under COBRA, and will be subject to all applicable tax withholdings. Notwithstanding anything to the contrary under this Agreement, if at any time the Company determines in its sole discretion that it cannot provide the payment contemplated by the preceding sentence without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), Executive will not receive such payment or any further reimbursements for COBRA premiums.
(iii)    Accelerated Vesting of Equity Awards. One hundred percent (100%) of Executive’s then unvested Equity Awards will become vested in full and in the case of stock options and stock appreciation rights, will become exercisable. In the case of Equity Awards with performance-based vesting, all performance goals and other vesting criteria will be treated as set forth in Executive’s Equity Award agreement governing such Equity Award.
(c)    Voluntary Resignation; Termination for Cause. If Executive’s employment with the Company or its Affiliates terminates (i) voluntarily by Executive (other than for Good Reason) or (ii) for Cause by the Company, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing severance and benefits plans and practices or pursuant to other written agreements with the Company.
(d)    Disability; Death. If the Company terminates Executive’s employment as a result of Executive’s Disability, or Executive’s employment terminates due to Executive’s death, then Executive will not be entitled to receive severance or other benefits except for those (if any) as may then be established under the Company’s then existing written severance and benefits plans and practices or pursuant to other written agreements with the Company.
(e)    Accrued Compensation. For the avoidance of any doubt, in the event of a termination of Executive’s employment with the Company or its Affiliates, Executive will be entitled to receive all accrued but unpaid vacation, expense reimbursements, wages, and other benefits due to Executive under any Company-provided plans, policies, and arrangements.
(f)    Exclusive Remedy. In the event of a termination of Executive’s employment with the Company or its Affiliates, the provisions of this Section 8 are intended to be and are exclusive and in lieu of any other rights or remedies to which Executive or the Company may otherwise be entitled, whether at law, tort or contract, in equity. Executive will be entitled to no benefits, compensation or other payments or rights upon termination of employment other than those benefits expressly set forth in this Section 8.
9.    Conditions to Receipt of Severance/Timing of Severance.
(a)    Separation Agreement and Release of Claims. The receipt of any severance pursuant to Sections 8(a) or (b) will be subject to (i) Executive resigning from all positions Executive may hold as an officer or director of the Company or any Affiliates and executing all documents the Company determines, in its sole discretion, are necessary to effectuate such resignations prior to the Release Deadline (as defined below) (such resignation and execution of applicable documents, the “Resignations”), and (ii) Executive signing and not revoking a separation agreement and release of claims in a form reasonably satisfactory to the Company (the “Release”), which will be provided to Executive by the Company within five (5) days following the termination of Executive’s employment, and provided that such Release becomes effective and irrevocable no later than sixty (60) days following the termination date (such deadline, the “Release Deadline”). If the Resignations and the Release do not become effective and irrevocable by the Release Deadline, Executive will forfeit any rights to severance or benefits under this Agreement. In no event will severance payments or benefits be paid or provided until the Resignations and the Release become effective and irrevocable.
(b)    Timing of Severance Payments. Provided that the Resignations and the Release becomes effective and irrevocable by the Release Deadline, any severance payments or benefits under this Agreement will be paid on, or, in the case of installments, will not commence until, the sixtieth (60th) day following Executive’s separation from service, or, if later, such time as required by Section 9(c)(ii). Except as required by Section 9(c)(ii), any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s separation from service but for the preceding sentence will be paid to Executive on the sixtieth (60th) day following Executive’s separation from service and the remaining payments will be made as provided in this Agreement. In no event will Executive have discretion to determine the taxable year of payment for any Deferred Payments.

(c)    Section 409A.
(i)    Notwithstanding anything to the contrary in this Agreement, no Deferred Payments will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.
(ii)    Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date that is six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Executive dies following his separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this Section 9(c)(ii) will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment, installment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.
(iii)    Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments. Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments.
(iv)    The foregoing provisions and all compensation and benefits provided for under this Agreement are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition prior to actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as a result of Section 409A.
(d)    Other Requirements. Executive’s receipt of any payments or benefits under Section 8 will be subject to Executive continuing to comply with the terms of the Inventions Agreement and the provisions of this Agreement. In addition, as an express condition to Executive’s right to receive any payments or benefits under Section 8, Executive agrees that for a period of two (2) years following Executive’s termination of employment with the Company, Executive will not solicit, encourage, or induce any other employee of the Company to terminate his employment with the Company. The foregoing will not prohibit Executive or any entity with which Executive may be affiliated from hiring a current or former employee of the Company.
(e)    No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment

10.    Limitation on Payments. In the event that the severance and other benefits provided for in this Agreement or otherwise payable to Executive (i) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s severance benefits under Section 8 will be either:
(a)    delivered in full, or
(b)    delivered as to such lesser extent which would result in no portion of such severance benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999 of the Code, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance benefits, notwithstanding that all or some portion of such severance benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (i) reduction of cash payments, which will occur in reverse chronological order such that the cash payment owed on the latest date following the occurrence of the event triggering such excise tax will be the first cash payment to be reduced; (ii) reduction of acceleration of vesting of Equity Awards, which will occur in the reverse order of the date of grant for such Equity Awards (i.e., the vesting of the most recently granted Equity Awards will be reduced first); and (iii) reduction of other benefits paid or provided to Executive, which will occur in reverse chronological order such that the benefit owed on the latest date following the occurrence of the event triggering such excise tax will be the first benefit to be reduced. If more than one Equity Award was made to Executive on the same date of grant, all such awards will have their acceleration of vesting reduced pro rata. In no event will Executive have any discretion with respect to the ordering of payment reductions.
Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 10.
11.    Definition of Terms. The following terms referred to in this Agreement will have the following meanings:
(a)    Affiliate. “Affiliate” means the Company and any other parent or subsidiary corporation of the Company, as such terms are defined in Section 424(e) and (1) of the Code.
(b)    Cause. “Cause” means (i) Executive’s willful failure (other than as a result of any physical or mental impairment that could reasonably be expected to result in Executive’s Disability), after receipt of at least one written warning, (A) to comply with the Company’s policies and practices applicable to the Company’s employees in similar job positions or to the Company’s employees generally or (B) to follow the reasonable instructions of the Board; (ii) Executive’s engaging in willful misconduct which is demonstrably and materially injurious to the Company; (iii) Executive’s committing a felony, an act of fraud against, or the misappropriation of property belonging to the Company; or Executive’s breaching in any material respect the terms of this Agreement or the Inventions Agreement between Executive and the Company.
(c)    Change of Control. “Change of Control” means the occurrence of any of the following events:
(i)    A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than 50% of the total voting power of the stock of the Company, except that any change in the ownership of the stock of the Company as a result of a private financing of the Company that is approved by the Board will not be considered a Change of Control; or
(ii)    A change in the effective control of the Company which occurs on the date that a majority of members of the Board is replaced during any twelve (12)-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purposes of this subsection (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change of Control; or
(iii)    A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12)-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.
For purposes of this definition, Persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.
Notwithstanding the foregoing, a transaction will not be deemed a Change of Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A.
(d)    Change of Control Period. “Change of Control Period” means the twenty-four (24) month period commencing on the date on which the first Change of Control occurs after the Effective Date.
(e)    Code. “Code” means the Internal Revenue Code of 1986, as amended.
(f)    Deferred Payment. “Deferred Payment” means any severance pay or benefits to be paid or provided to Executive (or Executive’s estate or beneficiaries) pursuant to this Agreement and any other severance payments or separation benefits, that in each case, when considered together, are considered deferred compensation under Section 409A.
(g)    Disability. “Disability” means that Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months. Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate Executive’s employment. In the event that Executive resumes the performance of substantially all of his duties hereunder before the termination of his employment becomes effective, the notice of intent to terminate will automatically be deemed to have been revoked.
(h)    Equity Awards. “Equity Awards” means Executive’s outstanding stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance stock units and any other Company equity compensation awards.
(i)    Good Reason. “Good Reason” means Executive’s termination of employment within ninety (90) days following the expiration of any cure period (discussed below) following the occurrence of one or more of the following, without Executive’s consent: (i) a material reduction in Executive’s base compensation as in effect immediately prior to such reduction not including a substantially similar reduction that applies to all similarly situated executives; (ii) the assignment to Executive of any duties, or the reduction of Executive’s authority, duties, or responsibilities, either of which results in a material diminution of Executive’s authority, duties, or responsibilities with the Company in effect immediately prior to such assignment or reduction; (iii) the removal of Executive from the position of President and Chief Executive Officer of the Company, provided that such removal results in a material diminution of Executive’s authority, duties, or responsibilities with the Company; provided, further, that a reduction in duties, position or responsibilities solely by virtue of the Company being acquired and made part of a larger entity, whether as a subsidiary, business unit or otherwise (as, for example, when the Chief Executive Officer of the Company remains the Chief Executive Officer of the Company following a Change of Control where the Company becomes a wholly owned subsidiary of the acquiror, but is not made the Chief Executive Officer of the acquiring corporation) will not, by itself, constitute “Good Reason;” (iv) a material change in the geographic location at which Executive must perform services (in other words, the relocation of Executive to a facility that is more than twenty-five (25) miles from Executive’s current location); (v) the delivery of a written notice of non-renewal by the Company to Executive in accordance with Section 3 of this Agreement; or (vi) the failure of the Company to obtain the assumption of the Agreement by a successor and/or acquirer. Executive will not resign for Good Reason without first providing the Company with written notice within ninety (90) days of the event that Executive believes constitutes “Good Reason” specifically identifying the acts or omissions constituting the grounds for Good Reason and a reasonable cure period of not less than thirty (30) days following the date of such notice.
(j)    Indemnification Agreement. “Indemnification Agreement” means the Indemnification Agreement between the Company and Executive effective as of May 23, 2011.
(k)    Inventions Agreement. “Inventions Agreement” means the Employee Patent, Secrecy and Invention Agreement, which Executive executed as of May 23, 2011.
(l)    Section 409A. “Section 409A” means Section 409A of the Code and any final regulations and guidance thereunder and any applicable state law equivalent, as each may be amended or promulgated from time to time.
(m)    Section 409A Limit. “Section 409A Limit” will mean two (2) times the lesser of: (i) Executive’s annualized compensation based upon the annual rate of pay paid to Executive during the Executive’s taxable year preceding the Executive’s taxable year of Executive’s separation from service as determined under Treasury Regulation Section 1.409A-1(b)(9)(iii)(A)(1) and any Internal Revenue Service guidance issued with respect thereto; or (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Internal Revenue Code for the year in which Executive’s separation from service occurred.

12.    Confidential Information. The Company and Executive agree and acknowledge that the Inventions Agreement will continue to remain in effect on and following the Effective Date.
13.    Indemnification Agreement. The Company and Executive agree and acknowledge that the Indemnification Agreement will continue to remain in effect on and following the Effective Date.
14.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void.
15.    Attorneys’ Fees. The Company will pay or reimburse Executive for reasonable legal expenses incurred by Executive in connection with the review, negotiation and drafting of this Agreement and any related agreements or correspondence up to a maximum of $15,000.
16.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:
If to the Company:
Plantronics, Inc.
Attn: General Counsel
345 Encinal Street
Santa Cruz, CA 95061

If to Executive:
at the last residential address known by the Company.
17.    Severability. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.
18.    Integration. As of the Effective Date of this Agreement, the Indemnification Agreement, the Inventions Agreement and the award agreements with respect to Executive’s outstanding Equity Awards, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, but not limited to, the Offer Letter and the Severance Agreement. This Agreement may be modified only by agreement of the parties by a written instrument executed by the parties that is designated as an amendment to this Agreement.
19.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

20.    Headings. All captions and section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
21.    Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.
22.    Arbitration.
(a)    The Company and Executive each agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration under the arbitration rules set forth in California Code of Civil Procedure Sections 1280 through 1294.2, including Section 1281.8 (the “Act”), and pursuant to California law. Disputes that the Company and Executive agree to arbitrate, and thereby agree to waive any right to a trial by jury, include any statutory claims under local, state, or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Sarbanes-Oxley Act, the Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the Family and Medical Leave Act, the California Family Rights Act, the California Labor Code, claims of harassment, discrimination, and wrongful termination, and any statutory or common law claims. The Company and Executive further understand that this agreement to arbitrate also applies to any disputes that the Company may have with Executive.
(b)    Procedure. The Company and Executive agree that any arbitration will be administered by Judicial Arbitration & Mediation Services, Inc. (“JAMS”), pursuant to its Employment Arbitration Rules & Procedures (the “JAMS Rules”). The Arbitrator will have the power to decide any motions brought by any party to the arbitration, including motions for summary judgment and/or adjudication, motions to dismiss and demurrers, and motions for class certification, prior to any arbitration hearing. The Arbitrator will have the power to award any remedies available under applicable law, and the Arbitrator will award attorneys’ fees and costs to the prevailing party, except as prohibited by law. The Company will pay for any administrative or hearing fees charged by the Arbitrator or JAMS except that Executive will pay any filing fees associated with any arbitration that Executive initiates, but only so much of the filing fees as Executive would have instead paid had he filed a complaint in a court of law. The Arbitrator will administer and conduct any arbitration in accordance with California law, including the California Code of Civil Procedure, and the Arbitrator will apply substantive and procedural California law to any dispute or claim, without reference to rules of conflict of law. To the extent that the JAMS Rules conflict with California law, California law will take precedence. The decision of the Arbitrator will be in writing. Any arbitration under this Agreement will be conducted in Santa Cruz County, California.
(c)    Remedy. Except as provided by the Act and this Agreement, arbitration will be the sole, exclusive, and final remedy for any dispute between Executive and the Company. Accordingly, except as provided for by the Act and this Agreement, neither Executive nor the Company will be permitted to pursue court action regarding claims that are subject to arbitration.
(d)    Administrative Relief. Executive understands that this Agreement does not prohibit him from pursuing any administrative claim with a local, state, or federal administrative body or government agency that is authorized to enforce or administer laws related to employment, including, but not limited to, the Department of Fair Employment and Housing, the Equal Employment Opportunity Commission, the National Labor Relations Board, or the Workers’ Compensation Board. This Agreement does, however, preclude Executive from pursuing court action regarding any such claim, except as permitted by law.

(e)    Voluntary Nature of Agreement. Each of the Company and Executive acknowledges and agrees that such party is executing this Agreement voluntarily and without any duress or undue influence by anyone. Executive further acknowledges and agrees that he has carefully read this Agreement and has asked any questions needed for him to understand the terms, consequences, and binding effect of this Agreement and fully understand it, including that Executive is waiving his right to a jury trial. Finally, Executive agrees that he has been provided an opportunity to seek the advice of an attorney of his choice before signing this Agreement.
23.    Governing Law. This Agreement will be governed by the laws of the State of California (with the exception of its conflict of laws provisions).
24.    Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
25.    Gender Neutral. Wherever used herein, a pronoun in the masculine gender will be considered as including the feminine gender unless the context clearly indicates otherwise.
26.    Counterparts and Electronic Signature. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned. Electronic signature by either party of this Agreement will be permitted and treated like handwritten signature for all purposes.
IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by their duly authorized officers, as of the day and year set forth below.

COMPANY:
PLANTRONICS, INC.
By:
GREGGORY HAMMANN
Title: Chair Compensation Committee
EXECUTIVE:

JOSEPH B. BURTON

[SIGNATURE PAGE TO EMPLOYMENT AGREEMENT]